Exhibit 10.36

CERTAIN IDENTIFIED INFORMATION, MARKED BY [***], HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY, IF PUBLICLY DISCLOSED.

MEMORANDUM OF UNDERSTANDING

BY AND BETWEEN

VITRO BIOPHARMA, INC. AND DR. JACK ZAMORA

Vitro Biopharma, Inc. (“Vitro”) and Dr. Jack Zamora (“Dr. Zamora”) (each also known as “Party” or collectively the “Parties”) enter into the Memorandum of Understanding (“MOU”) in good faith to establish the fundamental framework for which the Parties agree to collaborate to support clinical research for Vitro’s AlloRx Stem Cells®. This MOU shall be effective on the final date signed by both Parties, as evidenced below, and shall remain in effect for a period of five years until amended, terminated, or replaced by mutual written agreement of the Parties.

BACKGROUND

Vitro Biopharma has for several years supplied major biopharmaceutical firms, laboratories, and clinical trial sites with culture-expanded Mesenchymal Stem Cells (“MSCs”), MSC-Gro™ brand of cell culture media, various stem cell derivatives and stem cell-derived differentiated cells. Out of years of research, Vitro has developed its proprietary line of umbilical cord derived MSCs known as AlloRx, and has obtained two FDA-authorized investigational new drug (IND) applications for the study of treating long COVID and Pitt-Hopkins syndrome (PTHS) with AlloRx.

Dr. Zamora is an oculofacial plastic surgeon and a specialist in plasma treatments and cell technology. Dr. Zamora is the medical director of several clinics throughout Colorado and his teams offer surgical and non-surgical facial refinement, skin rejuvenation, and body sculpting services. He has assisted Vitro in expanding the use of AlloRx in clinical trials.

Dr. Zamora desires to continue assisting Vitro in expanding clinical research for AlloRx in foreign jurisdictions and aiding Vitro in developing relationships with foreign clinical research facilities.

The Parties wish to memorialize the terms upon which further clinical research will be conducted outside of the United States (“U.S.”) with the participation of Dr. Zamora.

AGREEMENT

Subject to satisfaction of the following conditions, which satisfaction shall be in the reasonable commercial judgment of Vitro, Vitro agrees to supply the clinic with AlloRx stem cells solely for appropriate clinical research. To defray the costs of producing the AlloRx stem cell treatment, AlloRx shall be sold by Vitro to the clinic(s) at a price of $[***] per vial (50 million cells per vial). The clinic shall provide Vitro with not less than 45 days advance written notice for any order of AlloRx.

The conditions upon which Vitro agrees to provide the AlloRx are described below:

●	Dr. Zamora has affiliated himself with a clinical research facility overseas;

●	The clinic has provided proof of compliance with the U.S. Federal Food, Drug, and Cosmetic Act (FFDCA) and applicable regulations;

●	The clinic has provided proof that the proposed clinical studies are in compliance with the local jurisdiction’s laws;

●	A written undertaking from the clinic that the studies will be conducted in accordance with Good Clinical Practice (GCP); (GCP is defined as a standard for the design, conduct, performance, monitoring, auditing, recording, analysis, and reporting of clinical trials in a way that provides assurance that the data and reported results are credible and accurate and that the rights, safety, and well-being of trial subjects are protected. GCP includes review and approval (or provision of a favorable opinion) by an independent ethics committee (IEC) before initiating a study, continuing review of an ongoing study by an IEC, and obtaining and documenting the freely obtained informed consent of the subject (or a subject’s legally authorized representative, if the subject is unable to provide informed consent) before initiating a study)

●	The clinic has provided the identification of the investigator(s) or administrator(s) of the study and their qualifications, if other than Dr. Zamora;

●	The clinic has provided a detailed summary of the protocol for the study;

●	The clinic has provided the name and address of the IEC that reviewed the proposed study and a statement from the IEC that the IEC meets the definition in 21 C.F.R. § 312.3;

●	The clinic has provided a summary of the IEC’s decision to approve or modify and approve the study, or to provide a favorable opinion;

●	A description of how informed consent will be obtained;

●	A description of what incentives, if any, will be offered to subjects to participate in the study; and

●	The clinic has provided a written undertaking that, following the study, it will provide to Vitro (i) a description of how the clinic monitored the study and ensured that the study was carried out consistent with the study protocol, (ii) the results of the study, and (iii) any case records maintained by the investigator, including Dr. Zamora.

Vitro may suspend the sale of AlloRx or terminate this MOU with regard to any clinic that materially breaches any its provisions including for failure to follow any study protocol or to satisfy any of the undertakings described herein.

The Parties agree to negotiate in good faith to address any additional regulatory requirements that may arise during the course of the collaboration envisioned by this MOU.

Every dispute arising from or relating to this MOU shall be tried only in the state or federal courts situated in the Denver, Colorado, metropolitan area, except disputes concerning: (1) whether any early termination of this MOU by Vitro has been effected properly hereunder shall be resolved through binding arbitration to be conducted in the Denver, Colorado metropolitan area, pursuant to the Commercial Arbitration Rules (the “CAR”) of the American Arbitration Association then in effect, before a single arbitrator selected by agreement of the parties or as prescribed by the CAR. Judgment on the arbitration award may be entered in any court having jurisdiction thereof. In the event that: (1) an early termination of this MOU by Vitro is contested and in connection therewith an arbitrator determines pursuant to the CAR that such early termination was not effected properly hereunder and renders such early termination invalid; or (2) Dr. Zamora has terminated the MOU for Vitro’s failure to supply AlloRx pursuant to its terms, and Vitro either agrees in writing that such termination was appropriate, or the arbitrator determines that such early termination was effected properly, the Standstill Agreement dated on or about the date hereof between the parties, and all rights and obligations of the parties thereunder, shall immediately terminate and expire and be of no further force or effect. Except with respect to the matter covered by binding arbitration as provided in the first sentence of this paragraph, the parties consent to venue in those courts in Colorado and agree that those courts shall have personal jurisdiction over them in, and subject matter jurisdiction concerning, any such action.

This MOU is hereby acknowledged and accepted by the Parties as evidenced by their signatures below.

ACKNOWLEDGED & ACCEPTED:

Dr. Jack Zamora

/s/ Jack Zamora		11/20/2022
[***]		Date

Vitro Biopharma, Inc.

By:	/s/ Christopher Furman	11/20/2022
Christopher Furman, Chief Executive Officer		Date
4621 Technology Drive
Golden, CO 80403